Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273319

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated July 28, 2023)

Canopy Growth Corporation

13,218,453 Common Shares

This prospectus supplement supplements the prospectus dated July 28, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-273319). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, of up to 13,218,453 of our common shares (the “Shares”) by the selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” (the “Selling Securityholders”). The Shares were issued to the Selling Securityholders (i) on May 17, 2022 and May 25, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among us, Canopy Oak LLC (“Canopy Oak”), Lemurian, Inc., a California corporation, and the other parties thereto; (ii) on May 17, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among Canopy Oak and the other parties thereto; and (iii) on November 4, 2022 and March 17, 2023 pursuant to the Third Amendment to Tax Receivable Agreement, dated as of October 24, 2022, by and among us, Canopy USA, LLC, a Delaware limited liability company, Acreage Holdings America, Inc., a Nevada corporation, High Street Capital Partners, LLC, a Delaware limited liability company (“HSCP”), and certain members of HSCP.

Investing in our common shares (“Common Shares”) involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 29 of our Annual Report on Form 10-K for the year ended March 31, 2023 (the “Annual Report”), which is incorporated by reference in the Prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the SEC and with applicable Canadian securities regulators, and which we incorporate into the Prospectus by reference. See also “Risk Factors” beginning on page 6 of the Prospectus.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “WEED” and on the Nasdaq Global Select Market under the symbol “CGC.” On December 15, 2023, the closing price of our Common Shares on the Nasdaq Global Select Market was US$0.5189 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2023

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive officers)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 herein is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2023, Canopy Growth Corporation (the “Company”) filed an amendment to the articles of incorporation of the Company, as amended (the “Articles Amendment”) to effect a consolidation (the “Share Consolidation”) of the issued and outstanding common shares of the Company (the “Common Shares”), at a ratio (the “Consolidation Ratio”) of one post-Share Consolidation Common Share for every 10 pre-Share Consolidation Common Shares.

As previously disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 26, 2023, on September 25, 2023, the Company’s shareholders approved a special resolution approving an amendment to the articles of incorporation of the Company, as amended, to provide that (i) the authorized capital of the Company be altered by consolidating all of the issued and outstanding Common Shares on the basis of a ratio to be determined by the board of directors of the Company (the “Board”), in its sole discretion, within a range of one post-consolidation Common Share for every five to 15 outstanding pre-consolidation Common Shares at anytime prior to September 25, 2024, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion; and (ii) any fractional Common Shares arising from the consolidation of the Common Shares will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration. On December 4, 2023, the Board approved the Consolidation Ratio of 10:1.

As a result of the Share Consolidation, every 10 pre-Share Consolidation Common Shares will be combined into one post-Share Consolidation Common Share. No fractional Common Shares will be issued and no cash will be paid in lieu of fractional Common Shares in connection with the Share Consolidation. Any fractional Common Shares arising from the Share Consolidation will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration.

The Share Consolidation is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Global Select Market (the “Nasdaq”). The Share Consolidation became effective on December 15, 2023, and the post-Share Consolidation Common Shares are expected to begin trading on the Nasdaq and the Toronto Stock Exchange (the “TSX”) at market open on December 20, 2023. It is anticipated that upon completion of the Share Consolidation, the post-Share Consolidation Common Shares will continue to trade on the Nasdaq under the symbol “CGC”, and on the TSX under the symbol “WEED”. The new CUSIP number of the Common Shares following the Share Consolidation is 138035704.

The Company’s transfer agent, Odyssey Trust Company, is acting as the exchange agent for the Share Consolidation.

In addition, the exercise or conversion price and/or the number of Common Shares issuable under any of the Company’s outstanding convertible securities, including under outstanding stock options, warrants, rights, convertible debentures and any other similar securities of the Company, will be proportionately adjusted upon the implementation of the Share Consolidation, in accordance with the terms of such securities.

The summary of the Articles Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 13, 2023, the Company issued a press release with respect to the Share Consolidation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth and incorporated by reference in Item 7.01 of this Current Report on Form 8-K (this “Current Report”), including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth and incorporated by reference in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Item 8.01	Other Events.

On December 18, 2023, the Company issued a press release announcing the divestiture of its skincare and wellness brand, This Works. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to Articles of Canopy Growth Corporation, filed on December 15, 2023.
99.1	Press Release, dated December 13, 2023.
99.2	Press Release, dated December 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 18, 2023	CANOPY GROWTH CORPORATION

	By:	/s/ Judy Hong
Judy Hong
Chief Financial Officer